EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES MARCH CASH DISTRIBUTION

    Dallas, Texas, March 20, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.092969 per unit, payable on April 16, 2007, to unitholders of record on March 30, 2007.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in January.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,305,000	74,000	$ 5.20

Prior Month Distribution	2,399,000	77,000	$ 6.34

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that daily underlying gas sales volumes attributable to the current and prior month distributions were lower because of weather-related production problems in Oklahoma.

    XTO Energy has advised the trustee that twelve wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $3,750,000, production expense of $2,012,000 and overhead of $716,000 in determining the royalty payment to the Trust for the month of March.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800